Exhibit 3.15

State of Delaware Secretary of State Division of Corporations Delivered 04:35 PM 05/29/2012 FILED 04:30 PM 05/29/2012 SRV 120654379 –5161300 FILE

CERTIFICATE OF FORMATION

OF

CLEAR CHANNEL ELECTRICAL SERVICES, LLC

This Certificate of Formation of Clear Channel Electrical Services, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Clear Channel Electrical Services, LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Company at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed this 29th day of May, 2012.

/s/ Hamlet T. Newsom, Jr.
Hamlet T. Newsom, Jr., Authorized Person